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                                                                    EXHIBIT 10.2


                              EMPLOYMENT CONTRACT

       LONE STAR INTERNATIONAL ENERGY INC., a Nevada corporation, whose address is 200 Palo Pinto, Suite 108, Weatherford, Texas 76086, hereinafter referred to as Employer, and Calvin D. Cline, an individual whose address is 220 Kelly Brook, Weatherford, Texas 76086 hereinafter referred to as Employee.

                                  WITNESSETH:

       WHEREAS, Employer seeks to employ Employee as the President of Energy Reclaim Refrigeration Inc., a wholly owned subsidiary, to assist in the management of, promote, direct and supervise the company at the direction of the Board of Directors.

       WHEREAS, Employee is desirous of performing the services as President of Energy Reclaim Refrigeration Inc., and is willing to commit to perform such functions as directed by the Board of Directors.

       NOW, THEREFORE, in consideration of the foregoing and mutual promises herein set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                           TERM OF EMPLOYMENT/RENEWAL

       Section 1.01. Specified Period. Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of five (5) years beginning on April 7, 1997 and terminating on April 6, 2002.

       Section 1.02. Automatic Renewal. This agreement shall be renewed automatically for succeeding terms of five (5) years unless either party gives notice to the other at least one hundred and eighty (180) days prior to the expiration of the current term.

       Section 1.03. Employment Term Defined. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as herein provided or extended by mutual agreement between Employer and Employee.

                                   ARTICLE 2

                       DUTIES AND OBLIGATIONS OF EMPLOYEE

       Section 2.01. General Duties. Employee shall serve as the President of Energy Reclaim Refrigeration Inc., a wholly owned subsidiary, as may be designated by the Board of Directors. In his capacity as President, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including the development of certain Patents owned by Employer, the creation of a manufacturing facility, assist in the day to day management of corporate operations, assist in the hiring and firing of all employees other than the officers elected by the Board of Directors, subject at all times to the policies set forth by Employer's Board of Directors, and the consent of the Board of Directors at such time only when required by the terms of this contract.

       Section 2.02.  Matters Requiring Consent of Board of Directors.
Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

              (a) Borrow on behalf of Employer during any one fiscal year an amount in excess of
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                     Twenty Thousand Dollars ($20,000);

              (b) Purchase capital equipment for amounts in excess of Ten Thousand Dollars ($10,000) unless approved by the Board of Directors;

              (c) Sell any single capital asset of Employer having a market value in excess of Fifty Thousand Dollars ($50,000) or a total of capital assets during a fiscal year having a market value in excess of One Hundred Thousand Dollars ($100,000);

              (d) Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated if that officer falls within the gambit of one whose employment requires approval of the Board of Directors; and


       Section 2.03.  Devotion to Employer's Business.

              (a) Employee shall devote adequate time, ability, and attention to the business of Employer during the term of this contract when required.

              (b) The expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors.

              (c) This agreement shall not be interpreted to prohibit Employee from making personal investments or conducting private business affairs or private consulting or business ventures if those activities do not materially interfere with the services required under this agreement. However, after this date, Employee shall not directly or indirectly acquire a significant interest in any business competing directly with the business of Employer. Employer acknowledges that Employee has and intends to continue other active business interests subject to the terms of Sections 2.03 and 2.04.

       Section 2.04. Competitive Activities. During the term of this contract, Employee shall not, directly, either as an employee, employer, consultant, agent, principal, partner, significant stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Employer.

       Section 2.05.  Trade Secrets.

                     (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of Employer, including without limitation, financial, personnel, sales, scientific and other information that is owned by Employer and regularly used in the operation of Employer's business, and that such information constitutes Employer's trade secrets.

                     (b) Employee specifically agrees that he shall not knowingly or willfully misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the
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                            course of his employment hereunder or as requested
                            by a governmental agency with proper authority.

                     (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agree not to engage in any unfair competition with Employer during the term of this agreement.

                     (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only in the ordinary course of business for Employee to perform the services under this agreement.

       Section 2.06. Services as Consultant. Following the employment term or Employee's retirement, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for such a period as Employer and Employee agree upon. The terms of such services to be negotiated at such time as required. The parties agree that this advice and counsel shall not entail full-time service and shall be consistent with Employee's retirement status.

                                   ARTICLE 3

                            OBLIGATIONS OF EMPLOYER

       Section 3.01. General Description. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

       Section 3.02. Office and Staff. Employer shall provide Employee with private office, full-time secretary, office assistants and equipment, supplies, telephones, and other facilities and services suitable to Employee's position and adequate for the performance of his duties. The location of offices and suitability shall be as mutually agreed upon by the Board of Directors and Employee from time to time.

       Section 3.03. Indemnification of Losses of Employee. Employer shall defend, indemnify, and hold harmless Employee from and against any loss, liability, cost, or expense, including, but not limited to, all attorney's fees, which may be incurred by Employee in connection with his employment, affiliation or otherwise with Employer or its subsidiaries and affiliates. If Employer has not adequately provided for such defense when required, Employee shall be fully reimbursed for all reasonable cost of attorney(s) that may be employed or retained for the defense and/or counsel of Employee.
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                                   ARTICLE 4

                            COMPENSATION OF EMPLOYEE

       Section 4.01.  Annual Salary.

              (a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of $250,000.00 per annum, payable not less than once per month during the employment term.

              (b) Employee may receive additional annual increases in salary as may be determined by Employer's Board of Directors in its sole discretion. Said annual increases to be based upon the cost of living index for the Dallas/Ft. Worth Metroplex area, but in no event shall any annual increase be less than two percent (2%).


       Section 4.02. Deferred Compensation. If Employee remains in the employ of Employer until age 65, or on earlier retirement on mutual written consent of both Employee and Employer, Employer agrees to pay to Employee additional compensation, commencing with his first full month of retirement, at the annual rate of eighty percent (80%) of the highest annual salary which he has received up to age 65, payable in equal monthly installments on the last day of each month during Employee's entire lifetime. If employee is disabled as referenced in Paragraph 4.03, then he shall be considered having been employed per this paragraph until age 65, at which time he shall be deemed qualified for retirement and receive full benefits pursuant to section 4.02.

       Section 4.03. Salary Continuation During Disability. In addition to benefits that might be available under workers compensation laws, if Employee for any reason whatsoever becomes disabled so that he is unable to perform all the duties prescribed herein, Employer agrees to pay Employee eighty percent (80%) of Employee's annual salary, payable in the same manner as provided for the payment of salary herein, for the next fifteen (15) fiscal years. Should Employee's disability arise out of the course and scope of employment or related in any way (in the broadest definition), the salary continuation provided for herein shall be at a rate of ninety percent (90%) of Employee's salary until age 65. Employer shall have the option of satisfying these salary continuation benefits by purchase of a disability or other insurance policy providing equal or greater benefits to Employee. Employer is not relieved of its obligations in the event of nonpayment by the issuer of any such insurance.

       Section 4.04. Tax Withholding. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


                                   ARTICLE 5

                               EMPLOYEE BENEFITS

       Section 5.01.  Annual Vacation.  Employee shall be entitled to fifteen
(15) working days vacation time each year without loss of compensation. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for any following year OR may receive a cash payment therefor in an amount equal to the amount of annual salary attributable to that period of time. Additionally, for each year of this contract, five (5) working days vacation shall be added to the annual vacation until a maximum of thirty
(30) working days are attained.
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       Section 5.02.  Illness.  Employee shall be entitled to twenty (20) days per year as sick leave with full pay. Sick leave may be accumulated up to a total of one hundred (100) days which may be taken or the Employer will pay Employee for sick days unused and accumulated upon termination.

       Section 5.03. Automobile. Employer shall provide Employee with an automobile to be utilized in the performance of his duties and responsibilities to the company.

       Section 5.04. Death Benefits. If Employee should die during the employment term or after his retirement and if Employee has a surviving spouse at that time, Employer agrees to pay the spouse the sum of Three Thousand Dollars ($3,000.00) per month for five (5) years. If Employer does not have a surviving spouse at the time of death, Employer agrees to pay Employee's designee or estate the sum of One Hundred and Fifty Thousand Dollars ($150,000.00) within one hundred and eighty (180) days of certified proof of death.

       Section 5.05. Medical Coverage. Employer agrees to maintain insurance and include Employee and eligible family members in the coverage of all medical, major medical, hospital, dental, and eye care. Employer agrees to maintain the coverage at a minimum of health benefits as set forth above to cover all doctors, hospital, and associated cost minus a maximum annual Two Thousand Five Hundred Dollar ($2,500.00) contribution by Employee, inclusive of all Employee's dependents.

       Section 5.06.  Life Insurance.

              (a) Employer agrees to obtain a life insurance policy on the life of Employee if reasonably insurable in the face amount of Two Hundred and Fifty Thousand Dollars ($250,000.00). Employer further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated to Employee. Employer agrees to pay all premiums on the policy during the term of employment provided herein or any extension to this agreement. At time of retirement, or disability, Employer shall assign all rights and interest in the policy to the Employee at no additional cost.

              (b) Employee agrees to submit to a physical examination at any time requested by Employer for the purpose of Employer's obtaining "keyman" life insurance on the life of Employee for the benefit of Employer; provided, however, that Employer shall bear the entire cost of the examination and any resulting insurance associated thereto.

                                   ARTICLE 6

                               BUSINESS EXPENSES

       Section 6.01.  Use of Credit Card.

              (a) All business expenses reasonably incurred by Employee in promoting and supervising the business of Employer, including expenditures for entertainment, gifts, and travel, are to be paid for, insofar as possible, by the use of credit cards in the name of Employer which will be furnished to Employee and paid for by Employer.

              (b) Employee shall document expenses to a reasonably practicable extent.
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       Section 6.02.  Reimbursement of Other Business Expenses.  Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

                                   ARTICLE 7

                           TERMINATION OF EMPLOYMENT

       Section 7.01.  Termination for Cause.

              (a) Employer reserves the right to terminate this agreement if Employee willfully and substantially breaches or habitually neglects the duties which he is required to perform under the terms of this agreement and is so found to have done so in a U.S. Court of law in accordance with the laws of the State of Texas.

              (b) Employer may at its option terminate this agreement for the reasons stated in this section by giving thirty (30) days written notice of intent to terminate to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement subject to provisions in Section 8.01 c, d, and e.

              (c) The notice of intent to terminate required by this section shall specify the grounds for the termination and shall be supported by a statement of (all) relevant facts.

              (d) Termination under this section shall be considered "for cause" for the purposes of this agreement, if upheld by a court of law as defined herein.

              (e) If notification of intent to terminate is given to Employee, than Employee shall have sixty (60) days after the effective date of notice of intent to terminate to cure any substantiated deficiency. If deficiency is cured, then notice of intent shall be null and void at such time. A sixty (60) day extension is automatically given when and if requested by Employee, if more time is required to substantiate or alleviate the cause for which the original notice of intent to terminate was given.

       Section 7.02.  Termination Without Cause.

              (a) This agreement shall be terminated upon the death of Employee.

              (b) Employee reserves the right to terminate this agreement not less than twelve (12) months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by given sixty (60) days' written notice of termination to Employee. Termination pursuant to this provision shall not prejudice Employee's rights to continued compensation pursuant to Section 4.02 and 4.03 of this agreement.

              (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

       Section 7.03. Effect of Merger, Transfer of Assets, or Dissolution. This agreement shall not be terminated by any merger, transfer, voluntary or involuntary dissolution of Employer for any reason.
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       Section 7.04.  Employer Breach or Voluntary Termination.
Notwithstanding any provision of this agreement, if Employer breaches or voluntarily terminates this agreement, and such breach or voluntary termination is upheld by binding arbitration, the entire agreement will be considered fully vested and employer shall pay Employee a minimum amount equal to four (4) years' annual salary at the then current rate of compensation or the total amount due under this contract whichever is greater within thirty (30) days. Failure to pay within the time period shall cause an additional breach of the contract and all sums due shall immediately accumulate interest to the total sum due at the maximum interest rate allowable by the governing law.

       Section 7.05. Termination by Employee. Employee may terminate his obligations under this agreement by giving Employer at least six (6) months notice in advance. If Employer does not wish Employee to remain for any portion thereof then Employer must pay for same as if the Employee worked the entire extent of the notice period.

       Section 7.06. This agreement may be terminated forthwith by Employee in the event that Employer is placed into receivership, bankruptcy, or insolvency proceedings that are commenced by or against Employer, or if an assignment for the benefit of creditors occurs, or upon the voluntary winding up or liquidation of its business by Employer hereto, whether or not with the aid and assistance of any court.

       Section 7.07. Termination by Mutual Consent. Employment may be terminated by the Board of Directors for any reason whatsoever, as long as this agreement remains in effect for the duration of the term with no material adverse changes to the Employee.

                                   ARTICLE 8

                               GENERAL PROVISIONS

       Section 8.01. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of acknowledged and signed receipt by the receiving party.

       Section 8.02. Governing Law; Arbitration. This agreement, entered into in Tarrant, County and shall be governed by the laws of the United States of America and the State of Texas, without reference to conflict of law principles. Any dispute or disagreement arising between Employer and Employee in connection with any interpretation of the terms of this agreement or the compliance or noncompliance therewith, or the validity or enforceability thereof, which is not settled to the mutual satisfaction of Employer and Employee within sixty (60) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be finally settled under the Commercial Arbitration Rules of American Arbitration Association in effect on the date that such notice is given. The arbitration proceedings shall be conducted in Ft. Worth, Texas. The arbitration award shall be final and binding upon the parties, and judgment may be entered thereon, upon the application of either party, by any court having jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of the arbitration, including fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides.
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       Section 8.03.  If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

       Section 8.04. General Terms and Conditions. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

       Section 8.05. The provisions of this agreement Sections 3.03, 4.02, 4.03, 5.04, and 5.06, shall survive the termination of this agreement other than if justified termination for cause pursuant to Section 7.01.

       Section 8.06. Any consent required under this agreement shall not be unreasonably withheld of delayed.

       Section 8.07. Modifications. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

       Section 8.08. Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

       Section 8.09. Equitable Relief. Both parties agree that any breach of this agreement by the other party may cause irreparable damage and that, in the event of such breach, in addition to any and all remedies at law, such party shall have the right to injunctive relief, specific performance, or other equitable relief to prevent the continuous violations of these terms.

       Section 8.10. Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

       Section 8.11. Sums Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.
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       IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective, valid, and binding upon the parties, their successors and assigns as of April 7, 1997.


                                           EMPLOYER:

                                           LONE STAR INTERNATIONAL ENERGY, INC.



                                           /s/ C. E. JUSTICE
                                           -------------------------------------
                                           C. E. Justice, President


                                           EMPLOYEE:


                                           /s/ CALVIN D. CLINE
                                           -------------------------------------
                                           Calvin D. Cline